Exhibit 99.1

Syntel Reports Second Quarter 2013 Financial Results

Highlights:

•	Q2 revenue of $202.5M, up 13% from year-ago quarter, and 7% sequentially

•	Q2 EPS of $1.14 per diluted share, up 10% from year-ago quarter, and 3% sequentially

•	Q2 cash & short term investments of $552M

•	Global Headcount of 22,866 on June 30, 2013, up 14% versus prior year

TROY, Mich. – July 18, 2013 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the second quarter, ended June 30, 2013.

Second Quarter Financial Highlights

Syntel’s revenue for the second quarter increased 13 percent to $202.5 million from $179.0 million in the prior-year period, and increased seven percent sequentially from $189.1 million in the first quarter of 2013. During the second quarter, Applications Outsourcing accounted for 76 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 16 percent, e-Business contributing six percent and TeamSourcing at two percent.

The Company’s gross margin was 41.3 percent in the second quarter, compared to 41.3 percent in the prior-year period and 41.1 percent in the first quarter of 2013. Selling, General and Administrative (SG&A) expenses were 9.4 percent of revenue in the second quarter, compared to 10.6 percent in the prior-year period and 13.7 percent in the previous quarter.

The second quarter income from operations was 31.9 percent of revenue as compared to 30.7 percent in the prior-year period and 27.4 percent in the first quarter. The sequential rise in operating margin primarily reflects the impact of currency-related balance sheet translations and the depreciation in the Indian rupee during the second quarter, which more than offset costs related to offshore wage increases, visas and higher billable headcount.

Net income for the second quarter was $47.5 million or $1.14 per diluted share, compared to $43.4 million or $1.04 per diluted share in the prior-year period and net income of $46.4 million or $1.11 per diluted share in the first quarter of 2013.

During Q2, Syntel spent $4.37 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $552 million. The Company also added 687 net employees, ending the quarter with 22,866 employees globally.

Operational Highlights

“We executed well during the second quarter, crossing the $200 million revenue milestone for the first time,” said Syntel CEO and President Prashant Ranade. “We are delivering these results by demonstrating value to our customers each day through our innovation and domain knowledge.”

“In a time of rising complexity and market uncertainty, we remain committed to serving our customers,” said Ranade. “Our model is flexible and we have the ability to evolve as the landscape changes across the industries and geographies we serve.”

“The overall environment remains healthy and our prospects continue to improve. We are positioning ourselves for long-term success through client-driven investments in offerings that will help us deepen our customer relationships. The breadth of our pipeline continues to improve due to these investments and we look forward to helping our customers meet their future business and operational goals.”

2013 Guidance

Based on current visibility levels and an exchange rate assumption of 59 Indian Rupees to the dollar, the Company currently expects 2013 revenue of $800 to $815 million and EPS in the range of $4.65 to $4.75.

Syntel to Host Conference Call

Syntel will discuss its second quarter 2013 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until July 25, 2013 by dialing (855) 859-2056 and entering “18532373”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of June 30, 2013, Syntel employed more than 22,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

# # #

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2013	2012	2013	2012
Net revenues	$202,501	$178,979	$391,607	$349,723
Cost of revenues	118,920	105,121	230,249	204,413

Gross profit	83,581	73,858	161,358	145,310
Selling, general and administrative expenses	19,072	18,931	44,976	45,877

Income from operations	64,509	54,927	116,382	99,433
Other income (loss), principally interest, net	(953)	2,455	8,062	10,744

Income before provision for income taxes	63,556	57,382	124,444	110,177
Income tax expense	16,044	13,993	30,508	26,043

Net income	$47,512	$43,389	$93,936	$84,134

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	$(49,800)	$(44,268)	$(47,935)	$(29,439)
Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	(4,808)	(3,477)	(4,718)	(2,294)

Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	553	322	674	358
Reclassification adjustment for gains included in net income	(140)	(204)	(873)	(144)

	413	118	(199)	214
Defined benefit pension plans:
Net Profit/ (loss) arising during period	22	(2)	28	(6)
Amortization of prior service cost included in net periodic pension cost	8	8	16	17

	30	6	44	11
Other comprehensive income (loss), before tax	(54,165)	(47,621)	(52,808)	(31,508)
Income tax benefit (expense) related to other comprehensive income (loss)	(150)	(36)	47	(68)

Other comprehensive income (loss), net of tax	(54,315)	(47,657)	(52,761)	(31,576)

Comprehensive income (loss)	$(6,803)	$(4,268)	$41,175	$52,558

Dividend per share	$—	$0.06	$—	$0.12

EARNINGS PER SHARE:
Basic	$1.14	$1.04	$2.25	$2.02
Diluted	$1.14	$1.04	$2.24	$2.01

Weighted average common shares outstanding:
Basic	41,770	41,677	41,756	41,665

Diluted	41,850	41,774	41,845	41,769

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$136,316	$94,622
Short term investments	415,499	326,653
Accounts receivable, net of allowance for doubtful accounts of $1,996 and $2,168 at June 30, 2013 and December 31, 2012, respectively	95,604	86,004
Revenue earned in excess of billings	27,423	11,875
Deferred income taxes and other current assets	51,884	51,736

Total current assets	726,726	570,890
Property and equipment	195,488	204,151
Less accumulated depreciation and amortization	84,111	85,033

Property and equipment, net	111,377	119,118
Goodwill	906	906
Non current Term Deposits with Banks	2,663	14
Deferred income taxes and other non current assets	36,925	34,908

TOTAL ASSETS	$878,597	$725,836

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$43,085	$49,889
Income taxes payable	19,700	8,873
Accounts payable and other current liabilities	43,170	34,950
Deferred revenue	2,838	4,694
Loans and borrowings	—	50,029

Total current liabilities	108,793	148,435
Other non current liabilities	12,035	11,731
Non Current loans and borrowings	148,757	—

TOTAL LIABILITIES	269,585	160,166

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	609,012	565,670

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$878,597	$725,836